Exhibit 10.6

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) is made this 21st day of November 2002, by and among ATLANTIC BANCGROUP, INC. (“Company”), OCEANSIDE BANK (“Bank”) and Barry W. Chandler (“Executive”). The Bank and the Company are collectively referred to herein as the “Employer.”

INTRODUCTION

To encourage the Executive to remain an employee of the Employer and to protect the Executive in the event of a Change of Control, the Employer desires to provide a change of control benefit to the Executive.

AGREEMENT

The Employer and the Bank agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1  “Base Annual Compensation” shall mean the Executive’s average annualized compensation paid by the Employer, which was includible in the Executive’s gross income during the most recent five taxable years ending before the date of the Change of Control. This definition covers all amounts includible in compensation and defined as the Executive’s “base amount” under Section 280G of the Code.

1.2  “Change of Control” means an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841(a)(2) of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any person who on the date hereof is a director or officer of the Employer: (i) directly or indirectly, or acting through one or more other persons, owns, controls, or has power to vote 25% or more of any class of the then outstanding voting securities of the Company or the Bank; or (ii) controls in any manner the election of the directors of the Company or the Bank. For purposes of this Agreement, a “Change of Control” shall be deemed not to have occurred in connection with a reorganization, consolidation, or merger of the Company or the Bank where the stockholders of the Employer, immediately before the consummation of the transaction, will own over 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

1.3  “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Termination for Cause” means termination because of Employee’s personal dishonesty, incompetence, willful misconduct, material breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or other conduct which reflects poorly on Employer, as determined by the Board of Directors in its sole discretion. In determining “incompetence,” the acts or omissions shall be measured against standards generally prevailing in the banking industry. No act, or failure to act on Employee’s part, shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer; provided that any act or omission to act on Employee’s behalf in reliance upon advice or written opinion of Employer’s counsel shall not be deemed to be willful.

1.5 “Termination of Employment” means that the Executive ceases to be employed by the Employer for any reason whatsoever (including a resignation by Executive) other than of Termination for Cause or by death.

Article 2
Change of Control Benefits

2.1 Change of Control Benefits. In the event of a Termination of Employment within the three years following a Change of Control, the Employer shall pay or provide tot the Executive the Change of Control benefits as described in this Article 2.

2.2 Amount of Cash Benefit. The Change of Control cash benefit shall be an amount equal to 2.99 times the Executive’s Base Annual Compensation at the date of the Change of Control, such benefit not to exceed the excess parachute payment provisions under Section 280G of the Code.

2.3 Payment of Cash Benefit. At the election of the Executive, the Employer shall pay the Change of Control benefit provided herein in either: (i) a lump sum to the Executive within 60 days of a Termination of Employment; or (ii) in 36 equal monthly installments beginning on the 30th day following a Termination of Employment.

2.4 Additional Benefit. As an additional Change of Control benefit, for six months following a Termination of Employment, Employer shall continue to provide any health insurance benefits to Executive and his or her dependents, which were provided as of the date of the Change of Control.

Article 3
General Limitations

3.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Employer shall not pay any benefit under this Agreement to the extent the payment of the benefit would impose an excise tax under the excess parachute rules of Section 280G of the Code.

3.2  Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Employer shall not pay any benefit under this Agreement in the event of a Termination for Cause.

Article 4
Amendments and Termination

This Agreement may be amended or termination only by a written agreement signed by the Employer and the Executive.

Article 5
Miscellaneous

5.1 Binding Effect. This Agreement shall bind the Employer and the Executive, and their respective beneficiaries, survivors, executors, successors, administrators and transferees.

5.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate his or her employment at any time.

5.3 Non-Transferability. With the exception of transfer by the laws of devise and dissent, benefits under this Agreement may not be sold, transferred, assigned, pledged, attached or encumbered in any manner, and any such purported elimination shall be null and void.

5.4  Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

5.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Florida, except to the extent preempted by the laws of the United States of America and venue for any action hereunder shall lie in Duval County, Florida.

5.6 Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the payment of the benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits under this Agreement. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

5.7 Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

5.8 Administration. The Employer shall have powers which are necessary to administer this Agreement, including but not limited to establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement as of the date first written above.

ATLANTIC BANCGROUP, INC.

By:	/s/ David L. Young

Its:	Executive Vice President

OCEANSIDE BANK

By:	/s/ David L. Young

Its:	Executive Vice President

EXECUTIVE

By:	/s/ Barry W. Chandler

Print Name:	Barry W. Chandler